Exhibit 10.6

July 27, 2010

Mr. Kenneth Martindale

Senior Executive Vice President and

Chief Operating Officer

Rite Aid Corporation

30 Hunter Lane

Camp Hill, PA  17011

RE:                              Agreement dated as of December 3, 2008 (the “Agreement”) by and between Rite Aid Corporation (the “Company”) and Kenneth Martindale (the “Executive”)

Dear Ken:

On June 21, 2010, the Compensation Committee of the Board of Directors of the Company approved changes to the above referenced Agreement that:  (i) delete the term “$200,000” in the first sentence of Section 4.6 of the Agreement and replace it with the phrase “$67,000 per year”; and (ii) delete the phrase “for a period of up to thirty-six (36) months from the Effective Date” in the first sentence of Section 4.6 of the Agreement.  The balance of Section 4.6 remains unchanged.

On June 23, 2010, the Board of Directors elected you to the position of Chief Operating Officer.  Accordingly, Section 2.1 of the Agreement is hereby updated by deleting the phrase “Chief Merchandising, Marketing and Logistics Officer” and replacing it with the phrase “Chief Operating Officer” in the first sentence of said Section 2.1.

If you are in agreement with these changes in the above paragraphs, please sign both copies of this letter below where indicated, returning one copy to me and retaining one copy for your records.

Sincerely,

Rite Aid Corporation

	By:	/s/ MARC A. STRASSLER
Marc A. Strassler
Exec. Vice President & General Counsel

Agreed:

/s/ KENNETH MARTINDALE
Kenneth Martindale
August 4, 2010